Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports First Quarter 2010 Results
NEW YORK, NY — May 4, 2010 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended March 31, 2010.
•	Operating Results:
•	Reported a net loss of $63.5 million or $2.84 per share for the first quarter.

•	Net loss was driven primarily by loan loss provisions and securities impairments of $72.0 million for the quarter.
•	Consolidated Variable Interest Entities (“VIEs”)
•
Effective January 1, 2010 new accounting guidance changed the criteria for consolidation of VIEs, requiring the Company to consolidate an additional seven CMBS and CDO entities. At December 31, 2009, the seven VIEs were recorded as securities with a carrying value of $78.5 million, and, at March 31, 2009, these seven VIEs were carried as $2.82 billion of loans and $2.79 billion of securitized debt obligations. As of March 31, 2010, the Company’s consolidated balance sheet includes an aggregate $3.8 billion of assets and $3.9 billion of liabilities related to 11 consolidated VIEs.

•	Portfolio Performance:
•	At quarter end, the Company’s loan portfolio consisted of 141 assets with an aggregate net book value of $3.9 billion. During the first quarter, performance-related activity included:
•	$52.2 million of provisions for loan losses recorded on six loans.

•	Five loans with an aggregate outstanding principal balance of $109.1 million added to the watch list.
•	The Company’s securities portfolio was comprised of 65 securities with an aggregate net book value of $599.4 million. During the first quarter, performance-related activity included:
•	$36.0 million of impairments recorded on five securities

•	One security with a book value of $19.6 million was added to the Company’s watch list.

•	Originations/Repayments/Dispositions:
•	During the quarter, the Company originated two new investments ($35.9 million) for its investment management vehicles and did not originate any new balance sheet investments.

•	Full and partial repayments during the first quarter totaled $45.3 million, and fundings pursuant to previously existing loan commitments totaled $185,000.
•	Recourse Debt Obligations:
•
At quarter end, the Company had reduced the aggregate outstanding principal balance under its three repurchase agreements by $134.8 million from the amount outstanding as of completion of the March 2009 debt restructuring, $5.5 million of which occurred during the first quarter. This repayment allowed the Company to qualify for the maturity date extension of its repurchase agreements and its senior credit facility to March 2011.

Balance Sheet
Total assets were $4.6 billion at March 31, 2010. The Company’s Interest Earning Assets, defined as Loans receivable and Securities on the Company’s balance sheet, are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $4.4 billion at March 31, 2010 and had a weighted average yield of 3.13%.

•	$3.8 billion (86%) of the portfolio was comprised of loan investments with a weighted average yield of 2.55%.

•	$599.4 million (14%) of the portfolio was comprised of securities investments with a weighted average yield of 6.88%.
At quarter end, total loan-specific reserves were $648.0 million against 27 loans. 14 of the loans against which the Company booked reserves were non-performing and 13 of the loans were performing. The Company does not accrue interest on loans against which it has provisions.
As of March 31, 2010, 26 loans with an aggregate book balance of $991.0 million were categorized as watch list loans. Watch list loans are performing loans (with no credit loss provisions) that the Company aggressively monitors and manages due to increased risk of potential future non-performance and/or loss.
As of March 31, 2010, impairments in the securities portfolio totaled $78.2 million against 12 bonds; 13 securities with an aggregate book value of $99.6 million were identified as watch list securities. Watch list securities are securities (with no credit impairments) that the Company aggressively monitors and manages due to increased risk of potential future impairments and/or loss.

At March 31, 2010, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $2.7 million. Both investments are co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all of its recourse liabilities. Terms of the debt restructuring are detailed in the Company’s SEC filings.
The book value of the Company’s Interest Bearing Liabilities totaled $4.5 billion at March 31, 2010 and were comprised of non-recourse securitized debt obligations ($3.9 billion, 85% of total), repurchase obligations ($444.7 million, 10%), borrowings under a senior credit facility ($99.0 million, 2%) and junior subordinated notes ($129.1 million, 3%). At quarter end, the Company’s $4.5 billion of Interest Bearing Liabilities carried a weighted average cash cost of 1.38% and a weighted average all-in cost of 1.59%.
During 2009 and continuing into 2010, CMBS downgrades and loan non-performance caused cash flow to the retained classes of the Company’s CDOs to be either wholly or partially redirected to amortize the balances of the senior bondholders in these CDOs. As of quarter end, the Company currently receives cash collateral management fees from all four of its CDOs but cash interest payments and dividends from only one (CDO III).
Other Items
At March 31, 2010, the Company’s GAAP shareholders’ deficit was $(290.6) million. Based on 22.4 million shares outstanding (fully diluted basis) at quarter end, book value per share was $(12.99).
GAAP shareholders’ equity declined by $121.4 million during the quarter primarily due to (i) a $41.8 million negative adjustment to equity upon the adoption of new accounting guidance requiring the consolidation of seven VIEs, (ii) a $52.2 million provision for loan losses and (iii) $36.0 million of impairments of securities. This was offset by $8.6 million in net income from operations (which excluded provisions for loan losses and impairments of securities).
In light of the credit reserve activity at the Company, and available tax-basis net operating losses from prior periods, it is not expected that the Company will have taxable income for 2010 and, therefore, will likely not be required to pay a dividend under REIT rules. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Current and prospective sources of liquidity, as of March 31, 2010, include unrestricted cash ($26.0 million), net operating cash flow, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, interest expense, unfunded loan commitments ($4.7 million), capital commitments to the Company’s managed funds ($17.8 million) and debt repayments.

Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At March 31, 2010, CTIMCO managed five private equity funds and one separate account with total investments of $1.3 billion and undeployed equity commitments of approximately $737.5 million.
Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25.0 million as a limited partner in CTOPI, of which $7.2 million has already been funded and $17.8 million remains undrawn. The Company does not have a co-investment in High Grade II.
Revenues from third party investment management fees totaled $3.0 million in the first quarter of 2010. In addition to managing its parent, Capital Trust, Inc., and its third party private equity mandates, CTIMCO is the collateral manager for all four of the Company’s CDOs and two additional CDOs in which the Company is an investor. CTIMCO is also the named special servicer on $2.6 billion of loans.

Comparison of Results of Operations: Three Months Ended March 31, 2010 vs. March 31, 2009
(in thousands, except per share data)

	2010	2009	$ / % Change	% Change
Income from loans and other investments:
Interest and related income	$39,970	$33,239	$6,731	20.3%
Less: Interest and related expenses	31,252	21,268	9,984	46.9%

Income from loans and other investments, net	8,718	11,971	(3,253)	(27.2%)

Other revenues:
Management fees from affiliates	3,016	2,879	137	4.8%
Servicing fees	1,511	1,179	332	28.2%
Other interest income	8	128	(120)	(93.8%)

Total other revenues	4,535	4,186	349	8.3%

Other expenses:
General and administrative	4,736	8,457	(3,721)	(44.0%)
Depreciation and amortization	6	7	(1)	(14.3%)

Total other expenses	4,742	8,464	(3,722)	(44.0%)

Total other-than-temporary impairments of securities	(35,987)	(14,646)	(21,341)	145.7%
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	16,164	5,624	10,540	187.4%
Impairment of real estate held-for-sale	—	(1,333)	1,333	(100.0%)

Net impairments recognized in earnings	(19,823)	(10,355)	(9,468)	N/A

Provision for loan losses	(52,217)	(58,763)	6,546	(11.1%)
Valuation allowance on loans held-for-sale	—	(10,363)	10,363	(100.0%)
Income (loss) from equity investments	370	(1,766)	2,136	N/A

Loss before income taxes	(63,159)	(73,554)	10,395	(14.1%)
Income tax provision (benefit)	293	(408)	701	N/A

Net loss	($63,452)	($73,146)	$9,694	(13.3%)

Net loss per share — diluted	($2.84)	($3.28)	$0.44	(13.4%)

Dividend per share	$0.00	$0.00	$0.00	N/A

Average LIBOR	0.23%	0.46%	(0.23%)	(49.4%)
Income from loans and other investments, net
As discussed above, recent accounting guidance has required the Company to consolidate additional entities beginning January 1, 2010. As a result, an increase in interest earning assets of $2.0 billion from March 31, 2009 to March 31, 2010 resulted in a material increase in interest income for the first quarter of 2010 compared to the first quarter of 2009. Similarly, an increase in interest bearing liabilities of $2.6 billion resulted in a material increase in interest expense for the first quarter of 2010 compared to the first quarter of 2009. In addition, an increase in non-performing loans and a decrease in average LIBOR contributed to a decrease in net interest income during the first quarter of 2010 compared to the first quarter of 2009.
Management fees from affiliates
Base management fees from the Company’s investment management business increased by $137,000, or 5%, during the first quarter of 2010 compared to first quarter of 2009. The increase was attributed primarily to an increase of $139,000 in fees from CT High Grade II due to additional investment activity.

Servicing fees
Servicing fees increased $332,000 in the first quarter of 2010 compared to the first quarter of 2009. Servicing fees in both periods were primarily one-time fees for modifications to loans for which CTIMCO is named special servicer.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses, professional fees and, for the first quarter of 2010, costs associated with newly consolidated VIEs. Total general and administrative expenses decreased $3.7 million, or 44%, between the first quarter of 2009 and the first quarter of 2010. The decrease in 2010 was primarily due to $3.1 million of restructuring costs incurred in the first quarter of 2009. Personnel costs, including stock-based compensation, also decreased $651,000 relative to the first quarter of 2009. This decrease was offset by $465,000 of additional expenses in the first quarter of 2010 from newly consolidated entities.
Net impairments recognized in earnings
During the first quarter of 2010, the Company recorded a gross other-than-temporary impairment of $36.0 million on five securities that had an adverse change in cash flow expectations. Of this amount, $16.2 million (the amount considered fair value adjustments in excess of credit impairment) was included in other comprehensive income, resulting in a net $19.8 million impairment (the amount considered credit impairment) included in earnings. During the first quarter of 2009, the Company similarly recorded a gross other-than-temporary impairment of $14.6 million on six securities, of which $5.6 million (the amount considered fair value adjustments in excess of credit impairment) was included in other comprehensive income, and $9.0 million (the amount considered credit impairment) was included in earnings. In the first quarter of 2009, the Company also recorded an other-than-temporary impairment of $1.3 million on real estate held-for-sale.
Provision for loan losses
During the first quarter of 2010, the Company recorded an aggregate $52.2 million provision for loan losses against six loans, including $25.2 million on five loans in consolidated VIEs. During the first quarter of 2009, the Company recorded an aggregate $58.8 million provision for loan losses against eight loans, including $42.1 million on six loans in consolidated VIEs.
Valuation allowance on loans held-for-sale
During the first quarter of 2010, the Company did not record any valuation allowance against loans classified as held-for-sale. During the first quarter of 2009, a $10.4 million valuation allowance was recorded against two loans that are classified as held-for-sale to reflect these assets at fair value.

Income (Loss) from equity investments
The income from equity investments during the first quarter of 2010 resulted primarily from the Company’s $372,000 share of income from CTOPI, primarily due to fair value adjustments on the underlying investments. The loss from equity investments during the first quarter of 2009 resulted primarily from the Company’s share of losses at both CTOPI, $1.6 million, and Fund III, $205,000. The loss recorded in 2009 with respect to CTOPI was also primarily due to fair value adjustments on the underlying investments.
Income tax provision (benefit)
During the first quarter of 2010 the Company recorded an income tax provision of $293,000 which was primarily due to GAAP-to-tax differences for stock-based compensation to the Company’s employees. During the first quarter of 2009, the Company received $408,000 in tax refunds that were recorded as an offset to income tax expense.
Dividends
The Company did not pay any dividends in the first quarter of 2010 or 2009.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, May 5, 2010 to discuss first quarter 2010 results. Interested parties can access the call toll free by dialing (800) 894-5910 or 785-424-1052 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, May 5, 2010 through midnight on Wednesday, May 19, 2010. The replay call number is (800) 283-8486 or (402) 220-0869 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, demands on liquidity, the impact of the current turmoil in the financial markets, the continued deterioration in the commercial real estate market, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(in thousands except per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$26,004	$27,954
Securities held-to-maturity	17,501	17,332
Loans receivable, net	739,150	766,745
Equity investments in unconsolidated subsidiaries	2,721	2,351
Accrued interest receivable	2,587	3,274
Deferred income taxes	1,711	2,032
Prepaid expenses and other assets	7,649	8,391

Subtotal	797,323	828,079

Assets of Consolidated Variable Interest Entities (“VIEs”)
Securities held-to-maturity	581,939	697,864
Loans receivable, net	3,188,364	391,499
Loans held-for-sale	—	17,548
Accrued interest receivable and other assets	4,358	1,645

Subtotal	3,774,661	1,108,556

Total assets	$4,571,984	$1,936,635

Liabilities & Shareholders’ Deficit

Liabilities:
Accounts payable and accrued expenses	$5,081	$8,228
Repurchase obligations	444,725	450,137
Senior credit facility	98,922	99,188
Junior subordinated notes	129,089	128,077
Participations sold	288,827	289,144
Interest rate hedge liabilities	4,130	4,184

Subtotal	970,774	978,958
Non-Recourse Liabilities of Consolidated VIEs
Accounts payable and accrued expenses	3,479	1,798
Securitized debt obligations	3,859,850	1,098,280
Interest rate hedge liabilities	28,515	26,766

Subtotal	3,891,844	1,126,844

Total liabilities	4,862,618	2,105,802

Shareholders’ deficit:
Class A common stock $0.01 par value 100,000 shares authorized, 21,834 and 21,796 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively (“class A common stock”)	218	218
Restricted class A common stock $0.01 par value, 66 and 79 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	1	1
Additional paid-in capital	559,195	559,145
Accumulated other comprehensive loss	(51,585)	(39,135)
Accumulated deficit	(798,463)	(689,396)

Total shareholders’ deficit	(290,634)	(169,167)

Total liabilities and shareholders’ deficit	$4,571,984	$1,936,635

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended March 31, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Income from loans and other investments:
Interest and related income	$39,970	$33,239
Less: Interest and related expenses	31,252	21,268

Income from loans and other investments, net	8,718	11,971

Other revenues:
Management fees from affiliates	3,016	2,879
Servicing fees	1,511	1,179
Other interest income	8	128

Total other revenues	4,535	4,186

Other expenses:
General and administrative	4,736	8,457
Depreciation and amortization	6	7

Total other expenses	4,742	8,464

Total other-than-temporary impairments of securities	(35,987)	(14,646)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	16,164	5,624
Impairment of real estate held-for-sale	—	(1,333)

Net impairments recognized in earnings	(19,823)	(10,355)

Provision for loan losses	(52,217)	(58,763)
Valuation allowance on loans held-for-sale	—	(10,363)
Income (loss) from equity investments	370	(1,766)

Loss before income taxes	(63,159)	(73,554)
Income tax provision (benefit)	293	(408)

Net loss	$(63,452)	$(73,146)

Per share information:
Net loss per share of common stock:
Basic	$(2.84)	$(3.28)

Diluted	$(2.84)	$(3.28)

Weighted average shares of common stock outstanding:
Basic	22,335,540	22,304,887

Diluted	22,335,540	22,304,887

Dividends declared per share of common stock	$—	$—